EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

EDIBLE GARDEN AG INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type		Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
	Equity		Common Stock, $0.0001 par value per share	457(o)	—	—	—		$—	$—
	Equity		Preferred Stock, $0.0001 par value per share	457(o)	—	—	—		—	—
	Other		Warrants	457(o)	—	—	—		—	—
	Other		Purchase Contracts	457(o)	—	—	—		—	—
	Other		Rights	457(o)	—	—	—		—	—
	Other		Units	457(o)	—	—	—		—	—
Fees to be paid	Unallocated (Universal) Shelf	(1)	Unallocated (Universal) Shelf	457(o)	—	—	$50,000,000	(3)	0.00013810	$6,905
			Total Offering Amounts				$50,000,000			$6,905
			Total Fee Offsets							—
			Net Fee Due							6,905

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) warrants to purchase common stock, preferred stock or other securities, (d) purchase contracts, (e) rights to purchase common stock, preferred stock or other securities and (f) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of the securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2)

The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(3)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $50,000,000.